Exhibit 3.4

PharmaCyte Biotech, Inc.

SUBSCRIPTION AGREEMENT — SERIES A PREFERRED STOCK

Kenneth L. Waggoner ("Subscriber"), on the terms and conditions set forth herein, hereby irrevocable submits this Subscription Agreement ("Subscription Agreement") to PharmaCyte Biotech, Inc., a Nevada corporation ("Company"), in connection with the issuance by the Company of one share of Series A Preferred Stock, par value $0.0001 per share, of the Company ("Series A Stock") at a purchase price of $1.00.

1.	Subscription for the Purchase of Share. Subscriber hereby subscribes to one share of Series A Stock ("Share") at a purchase price of $1.00 ("Subscription Price"). In this regard, the Subscriber agrees to forward payment in the amount of the Subscription Price by check to the Company. By signing this Subscription Agreement, Subscriber authorizes the Company to present a completed copy of this Subscription Agreement to such parties as they may deem appropriate in order to make certain that the offer and sale of the securities will not result in a violation of the Securities Act of 1933, as amended ("Securities Act") or of the securities laws of any state.

2.	Offer to Purchase. Subscriber hereby irrevocably offers to purchase the Share and tenders herewith the total price described above. Subscriber recognizes and agrees that: (i) this subscription is irrevocable; and (ii) the Company has complete discretion to accept or to reject this Subscription Agreement in its entirety and shall have no liability for any rejection of this Subscription Agreement. This Subscription Agreement shall be deemed to be accepted by the Company only when it is executed by the Company.

3.	Effect of Acceptance. Subscriber hereby acknowledges and agrees that on the Company's acceptance of this Subscription Agreement, it shall become a binding and fully enforceable agreement between the Company and the Subscriber. As a result, upon acceptance by the Company of this Subscription Agreement, Subscriber will become the record and beneficial holder of the Share and the Company will be entitled to receive the purchase price of the Share as specified herein.

4.	Representation as to Investor Status. Subscriber is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act. Subscriber is a resident of the State of California.

5.	Additional Representations and Warranties of Subscriber. Subscriber hereby represents and warrants to the Company as follows:

a)	Subscriber has been furnished such documents as requested by Subscriber to evaluate the Company and Subscriber's investment therein. The Subscriber has carefully read such requested documents. Subscriber has been furnished with all documents and materials relating to the business, finances and operations of the Company and information that Subscriber requested and deemed material to making an informed investment decision regarding Subscriber's purchase of the Share. Subscriber has been afforded the opportunity to review such documents and materials and the information contained therein. Subscriber has been afforded the opportunity to ask questions of the Company and its management. Subscriber understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company's business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and, except as expressly set forth in this Subscription Agreement, the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company's control. Additionally, Subscriber understands and represents that he is purchasing the Share notwithstanding the fact that the Company may disclose in the future certain material information that the Subscriber has not received, including the financial results of the Company for its current fiscal quarters. Neither such inquiries nor any other due diligence investigations conducted by the Subscriber will modify, amend or affect the Subscriber's right to rely on the Company's representations and warranties, if any, contained in this Subscription Agreement. Subscriber has sought such accounting, legal and tax advice as he has considered necessary to make an informed investment decision with respect to the Subscriber's investment in the Share. The Subscriber has full power and authority to make the representations referred to herein, to purchase the Share and to execute and deliver this Subscription Agreement. The Subscriber has read and understood, and is familiar with, this Subscription Agreement, the Share and the business and financial affairs of the Company.

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b)	The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Share, is able to bear the risks of an investment in the Share and understands the risks of, and other considerations relating to, the purchase of a Share. The Subscriber has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Share. The Subscriber's financial condition is such that the Subscriber is able to bear the risk of holding the Share that the Subscriber may acquire pursuant to this Subscription Agreement for an indefinite period of time and the risk of loss of Subscriber's entire investment in the Company. The Subscriber has investigated the acquisition of the Share to the extent the Subscriber deemed necessary or desirable, and the Company has provided the Subscriber with any reasonable assistance the Subscriber has requested in connection therewith.

c)	The Share is being acquired for the Subscriber's own account for investment, with no intention by the Subscriber to distribute or sell the Share within the meaning of the Securities Act, and the Share will not be transferred by the Subscriber in violation of the Securities Act or the then applicable rules or regulations thereunder. No one other than the Subscriber has any interest in or any right to acquire the Share. The Subscriber understands and acknowledges that the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the Share by anyone but the Subscriber.

d)	No representations or warranties have been made to the Subscriber by the Company, or any representative of the Company, other than as set forth in this Subscription Agreement.

e)	The Subscriber is aware that the Subscriber's right to transfer the Share is restricted by the Securities Act and applicable state securities laws. The Subscriber shall not offer for sale, sell or otherwise transfer the Share without registration under the Securities Act and qualification under the securities laws of all applicable states, unless such sale would be exempt therefrom. The Subscriber understands and agrees that the Share it acquires has not been registered under the Securities Act or any state securities act in reliance on exemptions therefrom and that the Company has no obligation to register the Share offered by the Company.

f)	The Subscriber has had an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this investment, and all such questions have been answered to the full satisfaction of the Subscriber. The Subscriber understands that no person other than the Company has been authorized to make any representation and, if made, such representation may not be relied on unless it is made in writing and signed by the Company. The Company has not, however, rendered any investment advice to the Subscriber with respect to the suitability of the Subscriber's investment.

g)	The Subscriber understands that the share certificate representing the securities included in the Share ("Securities"), shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

h)	The Subscriber is not dependent for liquidity on any of the amount the Subscriber is investing in the Share.

i)	The Subscriber's address set forth below is the Subscriber's correct address for the purpose of receiving a Notice.

j)	The Subscriber has full power and authority to make the representations referred to herein, to purchase the Share and to execute and deliver this Subscription Agreement.

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k)	The Subscriber understands that the foregoing representations and warranties are to be relied upon by the Company as a basis for the exemptions from registration and qualification of the sale of the Share under the federal and state securities laws and for other purposes.

6. Representations and Warranties Regarding Patriot Act; Anti-Money Laundering; OFAC. The Subscriber should check the Office of Foreign Assets Control ("OFAC") website at http://www.treas.gov/ofac before making the following representations. The Subscriber hereby represents and warrants to the Company as follows:

a)	The Subscriber represents that: (i) no part of the funds used by the Subscriber to acquire the Share or to satisfy his capital commitment obligations with respect thereto has been, or shall be, directly or indirectly derived from, or related to, any activity that may contravene United States federal or state or non-United States laws or regulations, including anti-money laundering laws and regulations; and (ii) no capital commitment, contribution or payment to the Company by the Subscriber and no distribution to the Subscriber shall cause the Company to be in violation of any applicable anti-money laundering laws or regulations including, without limitation, Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the United States Department of the Treasury Office of Foreign Assets Control regulations. The Subscriber acknowledges and agrees that, to the extent required by any anti-money laundering law or regulation, the Company may prohibit capital contributions, restrict distributions or take any other reasonably necessary or advisable action with respect to the Share, and the Subscriber shall have no claim, and shall not pursue any claim, against the Company or any other person in connection therewith. United States federal regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the programs administered by OFAC ("OFAC Programs") prohibit dealing with individuals[1] or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

b)	To the best of the Subscriber's knowledge, none of: (i) the Subscriber; (ii) any person controlling or controlled by the Subscriber; or (iii) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs. Please be advised that the Company may not accept any amounts from a prospective investor if such prospective investor cannot make the representation set forth in this paragraph. The Subscriber agrees to promptly notify the Company should the Subscriber become aware of any change in the information set forth in these representations. The Subscriber understands and acknowledges that, by law, the Company may be obligated to "freeze the account" of the Subscriber, either by prohibiting additional subscriptions from the Subscriber, declining any redemption requests and/or segregating the assets in the account in compliance with governmental regulations, and any broker may also be required to report such action and to disclose the Subscriber's identity to OFAC. The Subscriber further acknowledges that the Company may, by written notice to the Subscriber, suspend the redemption rights, if any, of the Subscriber if the Company reasonably deems it necessary to do so to comply with anti-money laundering regulations applicable to the Company or any Broker or any of the Company's other service providers. These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

c)	To the best of the Subscriber's knowledge, none of: (i) the Subscriber; (ii) any person controlling or controlled by the Subscriber; or (iii) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a senior foreign political figure[2], or any immediate family [3] member or close associate' of a senior foreign political figure, as such terms are defined in the footnotes below.

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1	These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

[2]	A -senior foreign political figure" is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a senior foreign political figure" includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure

[3]	"Immediate family" of a senior foreign political figure typically includes the figure's parents, siblings, spouse, children and in-laws.

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d)	If the Subscriber is affiliated with a non-United States banking institution ("Foreign Bank"), or if the Subscriber receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Subscriber represents and warrants to the Company that: (i) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (ii) the Foreign Bank maintains operating records related to the Subscriber's banking activities; (iii) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (iv) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

e)	The Subscriber acknowledges that, to the extent applicable, the Company will seek to comply with the Foreign Account Tax Compliance Act provisions of the United States Internal Revenue Code and any rules, regulations, forms, instructions or other guidance issued in connection therewith ("FATCA Provisions"). in furtherance of these efforts, the Subscriber agrees to promptly deliver any additional documentation or information, and updates thereto as applicable, which the Company may request in order to comply with the FATCA Provisions. The Subscriber acknowledges and agrees that the failure to promptly comply with such requests, or to provide such additional information, may result in the withholding of amounts with respect to, or other limitations on, distributions made to the Subscriber and such other reasonably necessary or advisable action by the Company with respect to the Share (including, without limitation, required withdrawal), and the Subscriber shall have no claim, and shall not pursue any claim, against the Company or any other person in connection therewith.

The foregoing representations and warranties are true and accurate as of the date of this Subscription Agreement and shall survive such date. If any of the above representations and warranties ceases to be true and accurate prior to the acceptance of this Subscription Agreement, the Subscriber shall give prompt notice of such fact to the Company by facsimile or e-mail, specifying which representations and warranties are not true and accurate and the reasons therefor.

7.	Indemnification. The Subscriber acknowledges that the Subscriber understands the meaning and legal consequences of the representations and warranties made by the Subscriber in this Subscription Agreement and that the Company is relying on such representations and warranties in making the determination to accept or reject this Subscription Agreement. The Subscriber hereby agrees to indemnify and hold harmless the Company and each employee and agent thereof from and against any and all losses, damages or liabilities due to or arising out of a breach of any representation or warranty of the Subscriber contained in this Subscription Agreement.

8.	Transferability. The Subscriber agrees not to transfer or assign this Subscription Agreement, or any interest herein, and further agrees that the assignment and transferability of the Share acquired pursuant hereto shall be made only in accordance with applicable federal and state securities laws.

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[4]	A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

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9.	Termination of Agreement; Return of Funds. In the event that, for any reason, this Subscription Agreement is rejected in its entirety by the Company, this Subscription Agreement shall be null and void and of no further force and effect, and no party shall have any rights against any other party hereunder. In the event that the Company rejects this Subscription Agreement, the Company shall promptly return or cause to be returned to the Subscriber any money tendered hereunder without interest or deduction.

10.	Notices. All notices or other communications given or made pursuant to this Subscription Agreement ("Notice") shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or delivered by, facsimile or e-mail to Subscriber at the address set forth below and to the Company at the address set forth on the first page of this Agreement, or at such other place as the Company may designate by Notice to the Subscriber.

11.	Amendments. Other than as set forth above, neither this Subscription Agreement nor any term hereof may be changed, waived, discharged or terminated except in a writing signed by the Subscriber and the Company.

12.	Governing Law. This Subscription Agreement and all amendments hereto shall be governed by and construed in accordance with the laws of the State of Nevada, without application of the conflicts of laws provisions thereof.

13.	Headings. The headings in this Subscription Agreement are for convenience of reference and shall not by themselves determine the meaning of this Subscription Agreement or of any part hereof.

14.	Counterparts. This Subscription Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document. The execution and delivery of a facsimile or other electronic transmission of this Subscription Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

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The parties hereto have executed this Subscription Agreement as of the date set forth below.

Dated: October 30, 2019

Kenneth L. Waggoner

By: /s/ Kenneth L. Waggoner

Printed Name: Kenneth L. Waggoner

Address: 23046 Avenida de la Carlota, Suite 600

Laguna Hills, California 92653

Email: kwaggoner@pharmacyte.com

Dated: October 30, 2019

PharmaCyte Biotech, Inc.

By: /s/ Carlos A. Trujillo

Printed Name: Carlos A. Trujillo

Title: Chief Financial Officer

Address: 23046 Avenida de la Carlota, Suite 600

Laguna Hills, California 92653

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